CONSENT

The undersigned, who has agreed to serve as a member of the Board of Directors of Rosetta Genomics Ltd. (the “Company”) upon completion of its initial public offering of securities, hereby grants the Company consent to use his name in its Registration Statement on Form F-1 in respect of such securities and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

Dated: June 29, 2006

/s/ Tali Yaron-Eldar
Tali Yaron-Eldar